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                                                                 EXHIBIT 99

For Immediate Release     Contact:           Wayne R. Charness (News Media)
September 28, 1998                                             401-727-5983
                                   Renita A. O'Connell (Investor Relations)
                                                               401-727-5401


           TOYS `R US TO IMPACT HASBRO, INC. SECOND HALF RESULTS

     Pawtucket, RI (September 28, 1998) - Hasbro, Inc. (ASE:HAS) announced today that second half 1998 results are expected to be above 1997 but will be lower than expectations, primarily due to the ongoing and recently accelerated impact of changes in inventory flow policies and store closings at Toys `R Us, a key global customer. However, the Company remains committed to 15% earnings per share growth over the long-term, including 1999.

     In a separate news release, Hasbro today announced a definitive agreement to acquire Galoob Toys, Inc. (NYSE:GAL), an international toy manufacturer whose leading brands include Micro Machines(R) miniature-scale boys' toys, Star Wars(TM) small-scale figures and vehicles, Spice Girls(TM) fashion dolls, and Pound Puppies(R) mini-dolls. Hasbro said it expects the acquisition will be modestly dilutive to earnings in 1998 and accretive beginning in 1999.

     "Coming into 1998, we expected difficult comparisons absent the major in-theater support we benefited from in 1997," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "This has been compounded by the new inventory flow policies of Toys `R Us, which reduced our first half revenues by approximately $125 million."

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     "In light of Toys `R Us' most recent announcement of accelerated inventory reduction plans and store closings, it now appears we will not be able to make up the lost first half revenue," Hassenfeld continued. "In fact, for the year, our sales to Toys `R Us could be down as much as $200 million worldwide. As a result, we now anticipate earnings per share could be approximately $0.55 in the third quarter compared to $0.57 a year ago. For the year, earnings per share could be relatively flat with 1997 excluding $140 million of one-time pre-tax charges in 1997 to implement the Global Integration and Profit Enhancement Program." These 1998 expectations are prior to a one-time charge in the third quarter relating to the expensing of purchased in process research and development of MicroProse. Hassenfeld added, "Following our recent meetings with Toys `R Us, we continue to feel that they are making aggressive moves to ensure their future health and that of the industry."

     The Company said that many of its products are performing well at retail. Teletubbies(TM) sales continue to exceed expectations. Sales increases also continue in other brands and product lines including Hasbro Interactive(TM), Action Man(R), Beast Wars(TM) Transformers(TM), Winner's Circle(TM) and hand-held electronic games including Tiger(TM) Electronics. Just shipping are the much anticipated CD-ROM version of Centipede(R) and Furby, Tiger's new animatronic pet.

     "Looking ahead to 1999, we look forward to an exciting product line-up, led by the incomparable Star Wars(TM) Episode One, with Hasbro and Galoob teaming up with the Power of the Force. Other new products in 1999 include an expanded range of Pokemon(TM) and Tiger(TM) Electronics products, Animorphs(TM), several new PC-based games from Hasbro Interactive(TM) and newly-acquired MicroProse, and more," noted Hassenfeld. "In addition, our strategy of extending our key brands into new entertainment formats with partners - such as the Monopoly(R) slot machines currently being rolled out - will contribute directly to the bottom line. We are also on track to realize planned incremental cost savings from the Global Integration and Profit Enhancement Program next year, and our recent acquisitions are expected to be accretive, helping us get back on track to deliver 15% earnings growth," Hassenfeld concluded.

     Hasbro, Inc. is a worldwide leader in the design, manufacture and marketing of toys, games, interactive software, puzzles and infant products. Both internationally and in the U.S., its Playskool(R), Kenner(R), Tonka(R), OddzOn(R), Super Soaker(R), Milton Bradley(R), Parker Brothers(R), Tiger(TM) and Hasbro Interactive(TM) products, provide children and families with the highest quality and most recognizable toys and games in the world.


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Hasbro: Certain statements contained in this release contain "forward looking-statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions and currency fluctuations in the various markets in which the Company operates throughout the world; the continuing trend of increased concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; third party actions or approvals that could delay, modify or increase the cost of implementation of, the Company's Global Integration and Profit Enhancement program; and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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